Exhibit 99.4

FINANCIAL STATEMENTS AND
INDEPENDENT AUDITOR’S REPORT

COLUMBIA PARK ASSOCIATES
A WASHINGTON LIMITED PARTNERSHIP

COLUMBIA PARK APARTMENTS
PROJECT NO. WA-19K065001

DECEMBER 31, 2002 AND 2001

COLUMBIA PARK ASSOCIATES

COLUMBIA PARK APARTMENTS

TABLE OF CONTENTS

INDEPENDENT AUITOR’S REPORT

FINANCIAL STATEMENTS

BALANCE SHEET

STATEMENT OF INCOME

STATEMENT OF CHANGES IN PARTNER’S EQUITY (DEFICIT)

STATEMENT OF CASH FLOWS

NOTES TO FINANCIAL STATEMENTS

SUPPLEMENTAL INFORMATION

REPORT ON COMPLIANCE AND INTERNAL CONTROL OVER FINANCIAL REPORTING BASED ON AN AUDIT OF FINANCIAL STATEMNETS PERFORMED IN ACCORDANCE WITH GOVERNMENT AUDITING STANDARDS

CERTIFICATION OF BORROWER

MANAGEMENT AGENT’S CERTIFICATION

Independent Auditor’s Report

To the Partners
Columbia Park Associates

We have audited the accompanying balance sheets of Columbia Park Associates, Columbia Park Apartments (Project) as of December 31, 2002 and 2001, and the related statements of income, changes in partners’ equity (deficit) and cash flows for the years then ended.  These financial statements are the responsibility of the Project’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America and Government Auditing Standards issued by the Comptroller General of the United States.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Project as of December 31, 2002 and 2001, and the results in its operations, changes in partners’ equity (deficit), and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The accompanying supplemental information on pages 13 to 15 is presented for purposes of additional analysis and is not a required part of the basic financial statements of the Project.  Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects, in relation to the basic financial statements taken as a whole.

In accordance with Government Auditing Standards, we have also issued a report dated February 11, 2003, on our consideration of the Project’s internal control over financial reporting and on our tests of its compliance with certain provisions of laws, regulations, contract, and grants.  That report is an integral part of an audit performed in accordance with Government Auditing Standards and should be read in conjunction with this report in considering the results of our audit.

Kay L. Bowen & Associates, P.C.
February 11, 2003

COLUMBIA PARK ASSOCIATES
COLUMBAI PARK APARTMENTS

BALANCE SHEET

December 31,

ASSETS

	2002	2001
Current Assets:
Cash	195,295	260,888
Account receivable - tenants	1,932	2,183
Accounts receivable - subsidy	2,830	2,496
Prepaid expenses	39,598	33,837
Total current assets	239,655	299,404

RESTRICTED DEPOSITS AND FUNDED RESERVES

Tenant’s security deposits	26,889	26,636
Reserve for replacements	116,433	89,711
Reserve for bond retirement	364,023	383,115
Total restricted deposits and funded reserves	507,345	499,462

RENTAL PROPERTY

Land	189,631	189,631
Building	7,468,354	7,455,459
Building equipment	78,743	76,327
Furnishings	371,587	365,732
Office furniture and equipment	11,429	11,429
Maintenance equipment	44,280	43,991
Vehicles	17,015	17,015
Total fixed assets	8,181,039	8,159,584
Less Accumulated Depreciation	(3,274,927)	(3,032,977)
Total rental property	4,906,112	5,126,607

OTHER ASSETS

Organization, bond issuance, refinancing Costs, less accumulated amortization Of $366,872 and $328,900	83,431	121,403

TOTAL ASSETS	$5,736,543	$6,046,876

See notes to financial statement

COLUMBIA PARK ASSOCIATES
COLUMBIA PARK APARTMENTS

BALANCE SHEET – CONTINUED

December 31,

	2002	2001
CURRENT LIABILITIES:
Accounts payable - trade	63,436	56,057
Accounts payable - other	31,032	31,032
Accrued expenses	2,008	2,872
Accrued interest payable-first mortgage	263,114	328,077
Current maturities in long-term debt	570,000	520,000
Total current liabilities	929,590	938,038

DEPOSITS AND PREPAID LIABILITIES:
Tenant securities deposits	26,889	26,636
Rent deferred credits	280	811
Total deposits and prepaid libilities	27,169	27,447

LONG-TERM LIABILITIES:
Notes payable (Long-Term)	752,553	752,553
Mortgage payable - First Mortgage	1,530,000	2,050,000
Less Current Portion	(570,000)	(520,000)
Total Long-Term Liabilities	1,712,553	2,282,553

TOTAL LIABILITIES	2,669,312	3,248,038

PARTNERS’ EQUITY (DEFICIT)	3,067,231	2,798,838

TOTAL LIABILITIES AND PARTNERS’ EQUITY (DEFICIT)	$5,736,543	$6,046,876

See notes to financial statements.

COLUMBIA PARK ASSOCIATES
COLUMBIA APARTMENTS

STATEMENT OF INCOME

Year ended December 31,

	2002	2001
Revenue
Rent	1,299,963	$1,327,689
Late fees, deposit forfeitures, etc.	19,196	14,747
Interest income	1,959	4,278

Total revenue	1,321,118	1,346,714

Expenses:
Administrative	71,542	64,919
Management fee	78,614	80,165
Utilities	64,244	53,202
Maintenance	183,527	170,969
Taxes	56,455	59,716
Insurance	30,023	30,026
Financial	257,366	305,343
Depreciation and amortization	279,922	302,157

Total expenses	1,021,693	1,066,497

Loss from rental operations	299,425	280,217

Partnership management fees	26,032	26,032
Reporting fees	5,000	5,000

NET INCOME (LOSS)	$268,393	$249,185

See notes to financial statements

COLUMBIA PARK ASSOCIATES
COLUMBIA PARK APARTMENTS

STATEMENT OF CHANGE IN PARTNER’S EQUITY (DEFICIT)

Years ended December 31, 2002 and 2001

Partner’s equity (deficit) - December 31, 2000	$2,549,653

Cash Distributions for 2001	—

Net Income for 2001	249,185

Partner’s equity (deficit) - December 31, 2001	2,798,838

Cash Distributions for 2002	—

Net Income for 2002	268,393

Partner’s equity (deficit) - December 31, 2002	$3,067,231

See notes to financial statements

COLUMBIA PARK ASSOCIATES
COLUMBIA PARK APARTMENTS

STATEMENT OF CASH FLOWS

Year ended December 31,

	2002	2001
Cash flows from operating activities
Net income (loss)	$268,393	$249,185
Adjustments to reconcile net income (loss) to net cash
Provided by (used in) operating activities
Depreciation	241,950	264,185
Amortization	37,972	37,972
(Increase) decrease in accounts receivable-tenant	251	(407)
(Increase) decrease in accounts receivable-subsidy	(334)	3,934
(Increase) decrease in miscellaneous receivable	0	0
(Increase) decrease in prepaid expenses	(5,761)	2,035
Increase (decrease) in accounts payable	7,379	375
Increase (decrease) in accrued liabilities	(864)	(792)
Increase (decrease) in accrued interest payable	(64,963)	(12,234)
Increase (decrease) in rent deferred credits	(531)	288

Net cash provided by (used in) operating activities	483,492	544,541

Cash flows from investing activities
Deposits to reserve for replacement account	(31,509)	(31,945)
Withdrawals from reserve for replacement account	4,787	36,956
(Increase) decrease reserve for bond retirement	19,092	23,289
Purchase of depreciable assets	(21,455)	(39,403)

Net cash provided by (used in) investing activities	(29,085)	(11,103)

Cash flows from financing activities
Mortgage principle payments	(520,000)	(475,000)

Net cash provided by (used in) financing activities	(520,000)	(475,000)

NET INCREASE (DECREASE) IN CASH	(65,593)	58,438

Cash, beginning	260,888	202,450

Cash, end	$195,295	$260,888

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$300,871	$285,697

See notes to financial statement

COLUMBIA PARK ASSOCIATES
COLUMBIA PARK APARTMENTS

NOTES TO FINANCIAL STATEMENTS
December 31, 2002 and 2001

Note 1 - Organization and Summary of Significant Accounting Policies:

Columbia Park Associates, A Washington Limited Partnership, was organized under the laws of the State of Washington on June 23, 1989, for the purpose of acquiring, rehabilitating and operating a low-income residential apartment project, known as Columbia Park Apartments.

The Project was completed January 1, 1990, in Richland, Washington, and is an apartment complex of 138 units.  The partnership agreement limits annual distributions of net operating receipts to “surplus cash” available at the end of each year.  Surplus cash as of December 31, 2002 and 2001 amounted to $128,508 and $189,638, respectively.

The following significant accounting policies have been followed in the preparation of the financial statements:

Basis of Accounting

The financial statements of the partnership are prepared on the accrual basis of accounting and in accordance with generally accepted accounting principles.

Depreciation

Depreciation is generally provided using the straight-line method over the estimated useful lives of the assets.

Amortization

Bond issuance costs are amortized over the term of the bond period using the effective interest method.

Organizational cost is amortized over sixty months using the straight-line method.

Income Taxes

Income or loss of the Partnership is allocated to the general partners and to the limited partners.  No income tax provision has been included in the financial statements since income or loss of the Partnership is required to be reported by the respective partners on their income tax returns.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and cash equivalents include: petty cash, cash in bank, and escrow deposits.

Note 2 -  Notes Payable and Due to General Partners:

Commission Developer Note Payable and Funds Held by Bond Trustee

Construction and permanent financing have been provided to the Partnership through the issuance of tax-exempt bonds by the Washington State Housing Finance Commission, in the total amount of $5,685,000, which is evidenced by a commission developer note.

The notes provides for interest only to be paid semi-annually on July 1 and January 1 at the weighted average rate of 7.28 percent, which rate is the average rate of the outstanding bonds, through December 31, 1990.  Beginning on January 1, 1991, principal will be due along with the interest noted above on each semi-annual payment date.  Principal payments are made according to the bond amortization schedule, with final maturity on January 1, 2005.  The note, however, is subject to certain prepayment provisions as discussed in the bond indenture.

Under the terms of the loan agreement, the mortgage lender has issued an irrevocable direct-pay letter of credit in the amount of $5,685,000 plus 198 days of interest on the bonds as additional security for the payment of the bonds.  Beginning on July 1, 1990, the Partnership was required to make monthly deposits with the mortgage lender into the mortgage fund. The original letter of credit agreement expired on July 15, 1999. A new letter of credit agreement has been established with Key Bank National Association. The annual letter of credit fee is 1.0 percent of the outstanding letter of credit balance and is due annually on the letter of credit anniversary date.

The liability of the Partnership under the note is limited to the underlying value of the real estate collateral, amounts deposited with the lender and an assignment of project rents and leases.

Promissory Note Payable

The Partnership is obligated under the terms of an $800,000 promissory note, secured by a second deed of trust and subordinate to the note described in the previous paragraph.  The note bears interest at a rate of 15 percent and provides for annual principal and interest payments to the extent of surplus cash flow, as defined in the agreement.  In the event that surplus cash flow is not sufficient to service the debt, the accrued interest will carry over, but will not bear additional interest.  All unpaid principal and interest are due and payable on December 31, 2004.

The note is also secured by an unconditional and irrevocable letter of credit in the amount of $300,000 which letter of credit shall expire upon the payment of $300,000 of principal and/or interest.  If $300,000 has not been paid by the earlier of December 31, 1995, or five years from commencement of the bond amortization, the lender may draw on the letter of credit up to the $300,000 total.  During 1991, the letter of credit was reduced by $228,269, the principal and interest portion paid to Farr West Bank.  During 1993, the letter of credit was reduced by the remaining $71,371, the interest portion paid to Farr West Bank, leaving a zero balance.

The liability of the Partnership under the note is limited to the underlying value of the real estate collateral and an assignment of project rents and leases.

The following schedule outlines principle amounts due on the notes over the next five years:

December 31,	Amount

2003	$570,000
2004	625,000
2005	335,000
2006	—
$1,530,000

Note 3 - Transactions and Affiliates and Related Parties:

Management Fees

In accordance with the partnership agreement, the Partnership paid Kier Management Corporation, an affiliate of one of the general partners, management fees of $78,614 and $80,165, during 2002 and 2001, respectively, for services rendered in connection with the leasing and operation of the Project.  The fee for its services is equal to 6 percent of the Project’s rental income.

There are no notes payable to the management agent

Reporting Fee

An annual reporting fee is payable to an affiliate of the investor limited partner, which holds a 99 percent interest in the Partnership, for services to be rendered in connection with the Partnership’s accounting matters relating to the investor limited partner.  The fee is based on the lessor of $5,000 or 0.375 percent of the aggregate cost of the project, as defined in the partnership agreement.  The fee is payable out of cash flow, as defined in the partnership agreement.  The amount charged to operations during 2002 and 2001 was $5,000, resulting in a payable balance at December 31, 2002 and 2001, of $5,000.

Partners’ Capital Contributions

The Partnership has two general partners - Landex Corporation and Kier Corporation, and one limited partner - Boston Capital Tax Credit Fund Limited Partnership.  Each general partner has made capital contributions of $100.00.

Annual Partnership Management Fee

An annual partnership management fee is due to the general partners for their services in connection with administering the day-to-day operations of the partnership.  The fee is equal to the excess of 0.375 percent of the aggregate cost of the Project, as defined in the partnership agreement, over the reporting fee discussed above.  The fee is payable out of cash flow, as defined in the partnership agreement.  The amount charged to operations during 2002 and 2001 was  $26,032, resulting in a payable balance at December 31, 2002 and 2001, of $26,032.

Contingent Fees Payable to the General Partners

The general partners are entitled to receive certain fees based on the results of the construction phase of the Project and in the event of a sale or refinancing of the Project.  Such fees are contingent upon certain results and circumstances as defined in the partnership agreement.  No such fees were incurred by the Partnership during the period.

Housing Assistance Payment Contract Agreements

The Housing Authority of the City of Richland has contracted with the partnership, effective October 7, 1989 under Section 8 of Title II of the Housing and Community Development Act of 1974, to make housing assistance payments to the partnership on behalf of qualified tenants.  The agreements are being entered into on a unit-by-unit basis and will expire fifteen years from their inception.  As of December 31, 2002 and 2001, all of the units have been contracted.  During 2002 and 2001, rental assistance payments received under this contract were $1,065,119 and $1,089,698, respectively.

SUPPLEMENTAL INFORMATION

COLUMBIA PARK ASSOCIATES
COLUMBIA PARK APARTMENTS

SCHEDULE OF ADMINISTRATIVE, UTILITIES, MAINTENANCE
TAXES, INSURANCE AND INTEREST EXPENSE

Year ended December 31,

	2002	2001
Administrative expenses

Conventions and meetings	$80	$0
Advertising	0	178
Other renting expenses	1,845	1,275
Office salaries	10,366	11,448
Office expenses	6,811	6,085
Manager Salaries	28,800	25,231
Managers rent free unit	7,800	7,800
Legal	2,718	1,666
Auditing	5,355	5,100
Bookkeeping	2,000	2,000
Bad Debts	1,305	2,360
Miscellaneous	4,462	1,776

Total Administrative Expenses	71,542	64,919

Utilities:

Electricity	18,875	14,997
Water	34,104	27,982
Sewer	352	518
Natural gas	10,913	9,705

Total Utilities Expenses	64,244	53,202

Operating and Maintenance

Grounds supplies	2,318	3,894
Grounds contract	27,531	30,825
Repairs material	18,884	14,863
Repairs contract	85,565	86,410
Exterminating contract	2,479	2,174
Heating/ Cooling contract	421	1,183
Painting/ decorating contract	17,783	7,549
Cleaning contract/ supplies	24,857	22,089
Garbage and trash	282	250
Vehicle maintenance equipment and repairs	1,503	1,492
Miscellaneous	1,904	240

Total operating and maintenance	183,527	170,969

COLUMBIA PARK ASSOCIATES
COLUMBIA PARK APARTMENTS

SCHEDULE OF ADMINISTRATIVE, UTILITIES, MAINTENANCE,
TAXES, INSURANCE AND INTEREST EXPENSE – CONTINUED

Year ended December 31,

	2002	2001
Taxes

Real estate taxes	53,052	56,025
Payroll taxes	2,549	2,389
Other taxes	854	1,302

Total Tax Expenses	56,455	59,716

Insurance

Property and liability insurance	24,722	23,095
Fidelity bond insurance	—	4
Workman’s compensation	121	83
Employee health	5,180	6,844

Total Insurance expense	30,023	30,026

Financial:

Interest on mortgage payable	235,908	273,463
Miscellaneous financial expenses	21,458	31,880

Total Interest Expense	257,366	305,343

COLUMBAI PARK ASSOCIATES
COLUMBIA PARK APARTMENTS

SUPPLEMENTAL DATA
December 31, 2002

Reserve for Replacements

A replacement reserve has been established to be used for capital expenditures.  As of December 31, 2002 and 2001 the replacement reserve has been adequately funded.

Balance - December 31, 2000	$94,722
Monthly Deposits ($2,565.00 x 12)	30,780
Interest Income	1,165
Withdrawals
Approved withdrawals	(36,952)
Bank fees	(4)

Balance - December 31, 2001	89,711

Monthly Deposits ($2,565.00 x 12)	30,780
Interest Income	729
Withdrawals
Approved withdrawals	(4,787)
Bank fees	0

Balance - December 31, 2002	$116,433

Schedule of Changes in Fixed Assets Accounts:

Description	Balance 12/31/01	Additions	Deductions	Balance 12/31/01

Land	$189,631	—	—	$189,631
Building	7,455,459	12,895	—	7,468,354
Building Equipment (Portable)	76,327	2,416	—	78,743
Furnishings	365,732	5,855	—	371,587
Office Furniture/Equipment	11,429	—	—	11,429
Maintenance equipment	43,991	289	—	44,280
Vehicles	17,015	—	—	17,015
	$8,159,584	21,455	—	$8,181,039
Accumulated Depreciation	$3,032,977	241,950		$3,274,927
Net Book Value	$5,126,607			$4,906,112

Report on Compliance and Internal Control Over Financial Reporting Based on an Audit of
Financial Statements Performed in Accordance with Government Auditing Standards

To the Partners
Columbia Park Associates

We have audited the financial statements of Columbia Park Associates, Columbia Park Apartments (Project) as of and for the year ended December 31, 2002, and have issued our report thereon dated February 11, 2003.  We conducted our audit in accordance with auditing standards generally accepted in the United States of America and the standards applicable to financial audits contained in Government Auditing Standards, issued by the Comptroller General of the United States of America.

Compliance

As part of obtaining reasonable assurance about whether the Project’s financial statements are free of material misstatement, we performed tests of its compliance with certain provisions of laws, regulations, contracts and grants, noncompliance with which could have a direct and material effect on the determination of financial statement amounts.  However, providing an opinion on compliance with those provisions was not an objective of our audit and, accordingly, we do not express such an opinion.  The results of our tests disclosed no instances of noncompliance that are required to be reported under Government Auditing Standards.

Internal Control Over Financial Reporting

In planning and performing our audit, we considered the Project’s internal control over financial reporting in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and not to provide assurance on the internal control over financial reporting.  Our consideration of the internal control over financial reporting would not necessarily disclose all matters in the internal control over financial reporting that might be material weaknesses.  A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.  We noted no matters involving the internal control over financial reporting and its operation that we consider to be material weaknesses.

This report is intended solely for the information and use of the audit committee, management, others within the organization, and federal awarding agencies and pass-through entities and is not intended to be and should not be used by anyone other than these specified parties.

/s/
Kay L. Bowen & Associates, P.C.
February 11, 2003

COLUMBIA PARK ASSOCIATES
COLUMBIA PARK APARTMENTS

CERTIFICATE OF BORROWER
December 31, 2002

The information provided by Columbia Park Associates, to Kay L. Bowen & Associates, Certified Public Accountants, for the preparation of the 2002 annual audit, to which this certification is attached, is hereby certified to be true and correct, and it is further certified that the handling of the reserve account, the operating and maintenance account, rental receipts, interest credit by Columbia Park Associates was in accordance with the governing federal regulation.

Done this        day of                             , 2003

/s/
General Partner

COLUMBIA PARK ASSOCIATES
COLUMBIA PARK APARTMENTS

MANAGEMENT AGENT’S CERTIFICATION
December 31, 2002

We hereby certify that we have examined the accompanying financial statements and supplemental data of Columbia Park Associates and to the best of our knowledge and belief the same are accurate and complete.

Kier Management Corporation

/s/
Signature of Management Agent’s Representative

Title

Date:

Employer Identification No. – 87-0385825